Exhibit 99.1

 Ramco-Gershenson Announces Redemption of Its 9.5% Series B Cumulative
           Redeemable Preferred Shares of Beneficial Interest

    FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Oct. 8, 2007--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it will redeem all of its outstanding 9.5% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, CUSIP 751452400, (NYSE:RPT.PRB) on November 12, 2007. The 1,000,000 Series B Preferred Shares will be redeemed at $25.00 per share, plus accrued and unpaid dividends to the redemption date without interest. From the redemption date forward, dividends on the Series B Preferred Shares will no longer accrue and holders of the Series B Preferred Shares will have no rights as such holders other than the right to receive the redemption price, without interest, upon surrender of the Series B Preferred Shares.

    Payment of the redemption price will be made upon presentation and surrender of the share certificates of the Series B Preferred Shares to the paying agent, American Stock Transfer and Trust Company ("AST"), 59 Maiden Lane, New York, NY 10038. For further information, record holders of the Series B Preferred Shares should contact AST during its normal business hours at 1-800-937-5449. Holders with Series B Preferred Shares being held at a bank, brokerage firm or other nominee should contact such entity with any questions. The official notice of the redemption is being sent today to record holders of the Series B Preferred Shares.

    "Given the dividend yield of the Series B Preferred Shares, it makes sense for us to redeem them at the earliest possible date," said Dennis Gershenson, President and Chief Executive Officer. "The redemption of these shares, as well as the redemption of the Series C Preferred Shares in June of 2007, will have a positive impact on our fixed charge coverage ratios."

    About Ramco-Gershenson Properties Trust

    Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 86 shopping centers totaling approximately
19.2 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, and Maryland. For further information on Ramco-Gershenson Properties Trust visit the Trust's website at www.rgpt.com.

    This press release contains forward-looking statements with respect to the operation of certain of the Trust's properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust's properties are located, the performance of the Trust's tenants at the Trust's properties and elsewhere and other factors discussed in the Trust's reports filed with the Securities and Exchange Commission.

    CONTACT: Ramco-Gershenson Properties Trust
             Dennis Gershenson, President & CEO
             or Richard Smith, CFO, 248-350-9900
             Fax: 248-350-9925